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                                                --------------------------------
                                                       SEC FILE NUMBER

                                                333         67126
                                                --------------------------------

                                                --------------------------------
                                                        CUSIP NUMBER

                                                --------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): |_|Form 10-K    |_| Form 20-F    |_|Form 11-K    |X| Form 10-Q

             |_|Form N-SAR   |_| Form N-CSR

             For Period Ended: June 30, 2004

                       [  ]   Transition Report on Form 10-K
                       [  ]   Transition Report on Form 20-F
                       [  ]   Transition Report on Form 11-K
                       [  ]   Transition Report on Form 10-Q
                       [  ]   Transition Report on Form N-SAR

                       For the Transition Period Ended:_________________________


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full Name of Registrant

Visual Frontier, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

Air Test Technology, Inc.
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

#7F, No. 50 Chiuan Road, Shin-Dien City
--------------------------------------------------------------------------------
City, State and Zip Code

Taipei Hsien, Taiwan ROC
--------------------------------------------------------------------------------

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        |   (a)   The reasons described in reasonable detail in Part III of this
        |         form could not be eliminated without unreasonable effort or
        |         expense;
        |
        |   (b)   The subject annual report, semi-annual report, transition
        |         report on Form 10-K, Form 20-F, 11-K, Form N-SAR or From
  |X|   |         N-CSR, or portion thereof, will be filed on or before the
        |         fifteenth calendar day following the prescribed due date; or
        |         the subject quarterly report of transition report on Form
        |         10-Q, or portion thereof will be filed on or before the fifth
        |         calendar day following the prescribed due date; and
        |
        |   (c)   The accountant's statement or other exhibit required by Rule
        |         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The report of Visual Frontier, Inc. on Form 10-QSB could not be filed within the prescribed time period because the Company's financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense. As a result, the Company could not solicit and obtain the necessary review of the Form 10-QSB and signature thereto in a timely fashion prior to the due date of the report.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Mitchell S. Nussbaum, Esq.                 212               407-4159
      --------------------------              -----------     ------------------
             (Name)                           (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If
      answer is no, identify report(s).                           |X| Yes |_| No

      --------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                    |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                              Visual Frontier, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2004                  By: /s/ Moreal Chu
                                           -------------------------------------
                                           Name:  Moreal Chu
                                           Title: President and General Manager